Exhibit 107

CALCULATION OF FILING FEE TABLE

SCHEDULE 14A

(FORM TYPE)

BENEFITFOCUS, INC.

(NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

TABLE 1: TRANSACTION VALUATION

	Proposed Maximum Aggregate Value of Transaction	Fee rate	Amount of Filing Fee

Fees to be Paid	$500,574,194.47	0.00011020	$55,163.28

Fees Previously Paid	—		—
Total Transaction Valuation	$500,574,194.47
Total Fees Due for Filing			$55,163.28
Total Fees Previously Paid			—
Total Fee Offsets			—
Net Fee Due			$55,163.28

Title of each class of securities to which transaction applies:

A.	Common Stock, par value $0.001 per share of Benefitfocus, Inc.

B.	Series A Convertible Preferred Stock, par value $0.001 per share of Benefitfocus, Inc.

Aggregate number of securities to which transaction applies:

41,329,199 total shares of Common Stock and Preferred Stock, the sum of:

A.	34,478,535 issued and outstanding shares of Common Stock; plus

B.	1,777,778 issued and outstanding shares of Preferred Stock.

C.

384,852 shares of Common Stock underlying (i) Specified Awards and (ii) any outstanding Company RSUs and Company PRSUs held by a non-employee director or consultant of the Company or by any employee who is not a Continuing Employee, assuming the achievement of target performance; plus

D.

3,960,187 shares of Common Stock underlying outstanding Company RSUs, Company Time-Vesting PRSUs and Company Retention RSUs (in each case, that are not Specified Awards), convertible into Voya RSUs in respect of 648,678 shares of Voya Common Stock; plus

E.	727,847 shares of Common Stock underlying outstanding Company PRSUs (assuming the achievement of target performance) convertible into Voya RSUs in respect of 119,221 shares of Voya Common Stock.

Ex. 107-1

F.

The 52,000 shares of Common Stock underlying outstanding Company Options were not included when determining the aggregate number of securities to which the transaction applies, as such Company Options have an exercise price per share of Common Stock that is greater than or equal to the Per Share Common Stock Merger Consideration and thus will be cancelled at the Effective Time for no consideration.

Per unit price of other underlying value of transaction computed pursuant to Rule 0-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

In accordance with Exchange Act Rule 0-11, the proposed maximum aggregate value of the transaction estimated solely for the purposes of calculating the filing fee was calculated, as of December 1, 2022, based on the sum of

A.	34,478,535 shares of Common Stock, multiplied by the Per Share Common Stock Merger Consideration of $10.50 per share; plus

B.	1,777,778 shares of Preferred Stock multiplied by the Per Share Preferred Stock Merger Consideration of $47.25 per share, plus

C.

384,852 shares of Common Stock underlying (i) outstanding Specified Awards multiplied by the Per Share Common Stock Merger Consideration of $10.50 per share and (ii) any outstanding Company RSUs and Company PRSUs held by a non-employee director or consultant of the Company or by any employee who is not a Continuing Employee, assuming the achievement of target performance, multiplied by the Per Share Common Stock Merger Consideration of $10.50 per share, plus

D.

648,678 shares of Voya Common Stock subject to Voya RSUs (assuming the conversion of Company RSUs, Company Time-Vesting PRSUs and Company Retention RSUs (in each case, that are not Specified Awards) in respect of 3,960,187 shares of Common Stock subject to such Company Equity Awards) multiplied by $65.78 (the average of the high and low sale prices for Voya Common Stock listed on the NYSE for December 1, 2022) (which we refer to as the “VOYA Trading Price”); plus

E.

119,221 shares of Voya Common Stock subject to Voya RSUs (assuming the conversion of Company PRSUs in respect of 727,847 shares of Common Stock subject to such Company Equity Awards) (further assuming the achievement of target performance) multiplied by the VOYA Trading Price.

This figure (500,574,194.47) was then multiplied by 0.00011020.

TABLE 2: FEE OFFSET CLAIMS AND SOURCES

N/A

Ex. 107-2